                                                            Exhibit 11 (c)

                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                         Earnings Per Share Computations
                                   (Unaudited)
            (Millions of Dollars, except share and per share amounts)



                                                                              Nine Months Ended
                                                                              September 30, 1997
                                                                       Primary           Fully Diluted
Net earnings available for common stockholders                         $83.0                    $83.0
                                                                       ======                   =====
Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                                       45.4                     45.4
Common stock equivalents:
  Restricted stock                                                        .1                       .1
  Non qualified stock options                                            2.0                      2.0
Adjusted weighted average number of shares of
common stock outstanding during the period                              47.5                     47.5
                                                                        =====                    ====
Earnings per share                                                      $1.75                    $1.75
                                                                        =====                    =====



See Note 3 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.